UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.           )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☑ Soliciting Material undero §240.14a-12

SOUTHWEST BANCORP, INC.

(Name of Registrant as Specified in Its Charter)

_______________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by Southwest Bancorp, Inc.

Pursuant to Rule 14a-12

under the Securities Exchange Act of 1934

Subject Company:  Southwest Bancorp, Inc.

Commission File No.:  001-34110

The following is an article included in the Bank SNB newsletter, which was distributed to customers, prospective customers, and employees on February 2, 2017 and posted on www.banksnb.com.

Merger with Simmons Bank Offers Product Enhancements

On Dec. 14, Southwest Bancorp and Bank SNB announced plans to merge with and into Simmons First National Corporation and Simmons Bank, based in Pine Bluff, Arkansas. This partnership not only enables our shareholders to continue to experience growth on their invested capital but also brings a significant addition of products to those we serve. Bank SNB customers will soon have access to trust and wealth management services, SBA lending and a broader retail product set.

The decision to merge with Simmons Bank was not one we made lightly. It had to be the right partner and the right fit. Our two companies share a common culture and history, and our products complement each other well. Simmons Bank’s geographic reach encompasses Arkansas, Kansas, Missouri, and Tennessee, and includes more than 145 branches.  Being part of that network will provide even more convenience for our customers and more opportunities for our employees, who can grow their careers in a combined organization that spans seven states.

While the merger offers attractive enhancements, let me reassure you that many things will remain the same. Because we complement rather that overlap geographies, you will continue to deal with the excellent local bankers you have always worked with at Bank SNB, and excitingly, the Bank SNB brand will continue to be used even after the merger.

Despite our excitement and anticipation, the merger will not occur immediately. The regulatory process for consolidating two public banking institutions is long, requiring many levels of governmental approval.  We anticipate closing the transaction during the third quarter of 2017 with final system consolidation during the first quarter of 2018.

Thank you for your business relationship, and we look forward to bringing you even more products and services in the future.  Stay up-to-date with our progress at bankSNB.com or SimmonsBank.com.

Forward Looking Statements

Statements in this communication that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements of this type speak only as of the date of this communication.  By nature, forward-looking statements involve inherent risk and uncertainties.  Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements.  Forward-looking statements regarding the Southwest Bancorp, Inc. acquisition are based on currently available information.  Actual results could differ materially after the consummation of this acquisition.  Additional information on factors that might affect Simmons First National Corporation’s or Southwest Bancorp, Inc.’s financial results is included in their respective Form 10-K filings with the Securities and Exchange Commission.

Additional Information and Where to Find It

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with this proposed transaction, Simmons First National Corporation (“Simmons”) will file a registration statement on Form S-4 that will include a joint proxy statement of Southwest Bancorp, Inc. (the “Company”) and Simmons and a prospectus of Simmons, as well as other relevant documents concerning the proposed transactions with the SEC. Investors and security holders are urged to read the registration statement and the joint proxy statement/prospectus and any other relevant documents filed with the SEC when they become available. These materials may be obtained free of charge at the SEC’s website at www.sec.gov; from Simmons by directing such request to: Investor Relations, Simmons First National Corporation, 501 Main Street, P.O. Box 7009, Pine Bluff, AR 71611-7009 or from the Company’s Investor Relations page on its corporate website at www.simmonsbank.com;  or from the Company by directing such requests to: Southwest Bancorp, Inc., 608 South Main Street, Stillwater, OK 74074, Attention: Joe Shockley, CFO or Rusty LaForge, EVP, General Counsel & Investor Relations, Telephone: (405) 742-1800.

Participants in a Solicitation

The Company, Simmons, and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of the Company and Simmons, respectively, in connection with the proposed merger. Information about the directors and executive officers of the Company and Simmons, and their respective ownership of the Company’s common stock and Simmons’ common stock is set forth in the proxy statement for Simmons’ 2016 annual meeting of shareholders, as filed with the SEC on Schedule 14A on March 14, 2016, and in the proxy statement for the Company’s 2016 annual meeting of shareholders, as filed with the SEC on Schedule 14A on March 7, 2016.  Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement/prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.